Exhibit 99.1

January 10, 2012

Dear Stockholder:

As 2011 has come to a close, we wish you a Happy New Year. We are currently in the process of preparing our year-end numbers, but are pleased to announce that strong leasing momentum continued through the year as we signed and renewed leases in 2011 in excess of 4.7 million square feet. Additionally, we opportunistically sold, in whole or in part, over $255 million of non-strategic assets and primarily recycled the capital back into the business.  We believe our efforts combined with our diverse, high quality retail portfolio have re-solidified our foundation and position us as one of the premiere owners and operators of open-air shopping centers in the United States.  As we believe we have stabilized our business in 2011, our focus will now be dedicated to capturing value enhancing opportunities in 2012, including the potential initial listing of our existing common stock on a national stock exchange.  We continue to pursue such a listing; however, we cannot guarantee that such a listing will occur nor provide any guidance regarding a potential share price or the timing of such an event.

We continue to generate strong operating cash flows and are pleased to enclose a check or distribution statement for your portion of the fourth quarter 2011 stockholder distribution.  The board of directors declared a fourth quarter 2011 distribution of $0.065 per share payable to stockholders of record at the close of business on December 31, 2011. This represents the ninth consecutive quarter-to-quarter increase in distribution rates and equates to a 3.7% annualized yield based upon the last declared estimated value and the current distribution reinvestment price of $6.95 per share.  Our board of directors determines each distribution quarterly; therefore, the annualized yield is not necessarily indicative of future distributions.

Form 1099s

Form 1099s will be mailed to stockholders of record on or before January 31, 2012 by Registrar and Transfer Company (“R&T”).  As a reminder, tax information and other account information may be accessed on R&T’s website at www.rtco.com.

If you have any questions regarding your Inland Western investment, please visit our website at www.inlandwestern.com, contact your financial advisor or Inland Western Investor Relations at 800.541.7661. I hope you and your family had a wonderful holiday season and again, we wish you a healthy and prosperous new year.

Sincerely,

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Steven P. Grimes
President and Chief Executive Officer

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “goal,” “initiative,” “likely,” “anticipate,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties could cause actual results to differ materially from those projected.  These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors, including those detailed in the sections of the Company’s most recent Form 10-K and Form 10-Qs filed with the SEC titled “Risk Factors”.

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road Oak Brook, Illinois 60523  800.541.7661  www.inlandwestern.com